UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 20, 2004

Second Bancorp Incorporated

(Exact name of registrant as specified in its charter)

Ohio	0-15624	34-1547453

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Main Avenue S.W., Warren, Ohio		44482-1311

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  330-841-0123

Item 5. Other Events
SIGNATURES

Item 5. Other Events

On May 19, 2004, the Company issued the following press release:

SECOND BANCORP SHAREHOLDERS APPROVE
MERGER WITH SKY FINANCIAL GROUP

Warren, Ohio, May 19, 2004—SECOND BANCORP INCORPORATED (Nasdaq “SECD”, “SECDP”) reported that its shareholders approved the Company’s merger with and into SKY FINANCIAL GROUP, INC. (Nasdaq “SKYF”) at Second Bancorp’s May 18, 2004 special meeting of shareholders. The merger, first announced on January 8, 2004 with the companies’ entry into a definitive Agreement and Plan of Merger, was approved by 96.3% of the Second Bancorp shares voted at the meeting (69.5% of Second Bancorp’s outstanding shares), comfortably exceeding the majority approval required for adoption. The merger, pending regulatory approval, is expected to be completed July 1, 2004. The related merger of Second Bancorp subsidiary Second National Bank of Warren into Sky Financial subsidiary Sky Bank is expected to be completed over the July 4th weekend.

Second Bancorp President and Chief Executive Officer R. L. (Rick) Blossom characterized Sky Financial Group as the “best possible partner” for Second Bancorp and expressed his gratitude to the Company’s loyal shareholders for their long-standing, consistent support of the 124 year old institution.

Second Bancorp is a $2.1 billion financial holding company providing a full range of commercial and consumer banking, wealth management, insurance and investment products and services to communities in a nine county area of Northeastern Ohio through subsidiaries Second National Bank and Stouffer-Herzog Insurance Agency, Inc.

Additional information about Second Bancorp can be found on the Web at www.secondbancorp.com.

CONTACT: Christopher Stanitz, Executive Vice President and Secretary, at 330.841.0234 (phone), 330.841.0489 (fax), or cstanitz@secondnationalbank.com.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Second Bancorp Incorporated
Date: May 20, 2004	/s/ David L. Kellerman
David L. Kellerman
Chief Financial Officer and Treasurer